EXHIBIT 2

LOCK-UP AGREEMENT

September 29, 2021

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

BofA Securities, Inc.

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

The undersigned understands that Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. (collectively, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Life Time Group Holdings, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives (the “Underwriters”), of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC on behalf of the Underwriters, he, she or it will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock (“Other Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such Other Securities, in cash or otherwise. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transaction designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the undersigned.

Notwithstanding the foregoing, the undersigned may transfer the undersigned’s shares of Common Stock or Other Securities in the following transactions:

(a)   transactions relating to shares of Common Stock or Other Securities acquired (1) in the Public Offering (subject to the restriction on shares purchased by officers or directors of the Company set forth below) or (2) in open market transactions after the completion of the Public Offering;

(b)   transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, or for bona fide estate planning purposes;

(c)   if the undersigned is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlled or managed by the undersigned or affiliates of the undersigned, or (B) as part of a distribution by the undersigned to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;

(d)  by will, other testamentary document or intestacy;

(e)   to any member of the undersigned’s immediate family or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(f)   by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

(g)   facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period;

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(h)   transfers to the Company from an employee of or service provider of the Company upon death, disability or termination of employment, in each case, of such employee or service provider;

(i)   (A) transfers to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, or (B) transfers necessary (including transfers on the open market) to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of the vesting or settlement of restricted stock units whether by means of a “net settlement” or otherwise, and in all such cases described in subclauses (A) and (B), provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this agreement, and provided further that any such restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or are equity awards granted under a stock incentive plan or other equity award plan, with each such agreement or plan described in the Prospectus;

(j)   transfers to the Company in connection with the repurchase of shares of Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan, which plan is described in the Prospectus, or pursuant to the agreements pursuant to which such shares were issued, as described in the Prospectus; provided that such repurchase of shares of Common Stock is in connection with the termination of the undersigned’s service-provider relationship with the Company;

(k)   transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control of the Company; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Common Stock shall remain subject to the provisions of this agreement; and

(l)   exercise of any rights to purchase, exchange or convert any stock options granted to the undersigned pursuant to the Company’s equity incentive plans referred to in the Prospectus, or any warrants or other securities convertible into or exercisable or exchangeable for shares of Common Stock, which warrants or other securities are described in the Prospectus;

provided that in the case of clauses (a), (b), (c) and (e) above no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on Form 5);

provided that in the case of clauses (d), (f), (h), (i), (j) and (l), (1) any filing under Section 16 of the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that (A) the filing relates to the circumstances described in the applicable clause and (B) to the extent applicable, the underlying shares of Common

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Stock continue to be subject to the restrictions on transfer set forth in this lock-up agreement and (2) the undersigned does not otherwise voluntarily effect any other public filings or reports regarding such exercise during the Lock-Up Period;

provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d), (e) or (f), each transferee, donee or distributee shall sign and deliver a lock-up agreement substantially in the form of this agreement;

provided that in the case of any conversion, reclassification, exchange or exercise pursuant to clause (l), any such shares of Common Stock received upon such action shall remain subject to the provisions of this agreement; and

provided that in the case of clauses (b), (c), (d) and (e), such transfer shall not involve a disposition for value.

For purposes of clause (k), “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), of shares of capital stock if, after such transfer, such person or group of affiliated persons would beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) at least a majority of the outstanding voting securities of the Company (or the surviving entity).

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the offering.

If the undersigned is a director or “officer” of the Company (as defined in Rule 16a-1(f) under the Exchange Act), (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a sale or transfer of shares of Common Stock or Other Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company will agree or has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service or any other method that satisfies the obligations described in FINRA Rule 5131(d) at least two business days before the effective date of the release or waiver. Any release or waiver granted by Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration or to an immediate family member as defined in FINRA Rule 5130(i)(5) and (b) the transferee has agreed in writing to be bound by the same terms described in this agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The

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undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the Shares and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Public Offering, the Underwriters are not making a recommendation to you to participate in the Public Offering or sell any Shares at the price determined in the Public Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

The undersigned further acknowledges and agrees that none of the Underwriters has made any recommendation or provided any investment or other advice to the undersigned with respect to this Lock-Up Agreement or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this Lock-Up Agreement and the subject matter hereof to the extent the undersigned has deemed appropriate.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Notwithstanding anything herein to the contrary, if (i) the closing of the Public Offering has not occurred prior to December 31, 2021 (or March 31, 2022 if agreed in writing by each of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and the Company), (ii) the registration statement related to the Public Offering is withdrawn prior to the execution of the Underwriting Agreement, or (iii) the Company notifies the Representatives or the Representatives notify the Company, in either case in writing prior to the execution of the Underwriting Agreement, that the notifying party does not intend to proceed with the Public Offering, this agreement shall automatically terminate and be of no further force or effect.

The undersigned hereby consents to receipt of this agreement in electronic form and understands and agrees that this agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail, or otherwise by electronic transmission evidencing an intent to sign this agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

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This agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very Truly Yours,

SLT Investors, LLC

By:	/s/ Steven E. Fivel
Name:	Steven E. Fivel
Title:	Secretary and General

225 W. Washington Street
Indianapolis, Indiana 46204
(Address)

[Signature Page to Lock-Up Agreement]